SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           --------------------------



                                    FORM 8-K

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



        Date of report (Date of earliest event reported): March 19, 2002


                                AMERIANA BANCORP
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               (Exact Name of Registrant as Specified in Charter)


INDIANA                                 0-22423                35-1782688
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(State or Other Jurisdiction    Commission File Number     (I.R.S. Employer
    of Incorporation)                                      Identification No.)


                2118 BUNDY AVENUE, NEW CASTLE, INDIANA 47263-1048
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               (Address of Principal Executive Offices) (Zip Code)


       Registrant's Telephone Number, Including Area Code: (765) 529-2230
                                                           --------------


                                 NOT APPLICABLE
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.
        ------------

     On March 19, 2002, Ameriana Bancorp (the "Company") announced that it had changed the accounting classification for its investment portfolio from "Held to Maturity" to "Available for Sale", effective as of December 31, 2001. The change in accounting stems from the Company's review of its investment portfolio and the determination that recent deterioration in the markets has fundamentally changed the interest rate risk characteristics of these investments and increased the Company's exposure to volatility in future interest income.

     The Company's investment portfolio totaled approximately $142 million as of December 31, 2001. The Company's decision to change the classification of its investment portfolio essentially has two effects. The first is its balance sheet impact. Since the change in classification for these investments is effective as of December 31, 2001, the Company will reduce shareholders' equity by the difference between fair value and book value on its investment portfolio as of that date, net of tax. The amount of this charge to shareholders' equity is approximately $700,000, or a $0.22 reduction in year-end book value per share. The Company's total stockholders' equity as of December 31, 2001, adjusted for this unrealized depreciation of its "Available for Sale" investment portfolio at that date, is approximately $42.9 million, representing a book value of $13.63 per share. Total assets at year-end 2001 stood at $552.5 million, including almost $350 million in traditional residential mortgages and consumer or commercial loans.

     The second impact of this decision is from the standpoint of first quarter earnings, inasmuch as the Company intends to dispose of most of its investments before the end of the first quarter of 2002. The planned and orderly liquidation of these investments is now underway and will likely result in a loss on disposition of approximately $1.9 million after tax in the first quarter ended March 31, 2002, or about $0.60 per diluted share. Given these expectations, the Company expects to report a loss for the first quarter of 2002. Although unable to estimate its earnings for the first quarter of 2002, the Company reported net income of $1.1 million or $0.33 per diluted share in the year-earlier period. The liquidation will have no effect on the Company's earnings for the fourth quarter or year 2001, as reported last month. However, consistent with accounting principles for "Available for Sale" securities, the Company will record the after-tax difference between fair value and book value on its remaining investment portfolio as a charge or credit to shareholders' equity each quarter. Because of the liquidation of most of its investments during the first quarter and the current market value of its remaining investment portfolio, which is substantially equivalent to present book value, the Company current expects that the reduction in equity recorded at December 31, 2001, will be largely reversed in the first quarter of 2002.

     For further information, reference is made to the Company's press release, dated March 19, 2002, which is attached hereto as Exhibit 99, and incorporated herein reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
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The following is a list of exhibits filed with this Current Report on Form 8-K.

Exhibit No.                Description
----------                 -----------
     99                    Press Release dated March 19, 2002

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        AMERIANA BANCORP


Dated: March 22, 2002
                                        By:/s/ Harry J. Bailey
                                           -------------------------------------
                                           Harry J. Bailey
                                           President